AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2003
                                                      REGISTRATION NO. 333-68307
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 ______________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ______________

                       COMMUNITY CAPITAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
                                 ______________

           GEORGIA                                       58-2413468
(State or other jurisdiction,               (IRS Employer Identification Number)
incorporation or organization)
                                 ______________

                               2815 MEREDYTH DRIVE
                             ALBANY, GEORGIA  31707
                                 (229) 446-2265

     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                                 ______________

                                CHARLES M. JONES
                             CHIEF EXECUTIVE OFFICER
                               2815 MEREDYTH DRIVE
                             ALBANY, GEORGIA  31707
                                 (229) 446-2265
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ______________

                                  WITH COPY TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, at the discretion of the selling stockholders, as soon as practicable after the effective date of this Registration Statement.
                                 ______________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
      TITLE OF EACH CLASS         AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
OF SECURITIES TO BE REGISTERED     REGISTERED           SHARE(1)              PRICE(1)            FEE(1)
------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value     215,989 shares  $              12.75  $          2,753,860  $          223
============================================================================================================

(1)  Pursuant to Rule 457(c), the proposed maximum offering price and registration fee are based upon the average of the high and low prices of the common stock on the Nasdaq SmallCap Stock Market on December
     17, 2003.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
----------

                                 215,989 SHARES

                       COMMUNITY CAPITAL BANCSHARES, INC.

                                  COMMON STOCK
                      _____________________________________

     This Prospectus relates to 215,989 shares of common stock, $1.00 par value per share, of Community Capital Bancshares, Inc. ("Community Capital," unless the context states otherwise), which are currently owned by previous shareholders of First Bank of Dothan, Inc. (the "selling stockholders"). The shares may be offered by the selling stockholders from time to time in transactions in the open market, in privately negotiated transactions, in brokerage transactions or a combination of these methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The shares may be sold to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders also may enter into hedging transactions in connection with distribution of the shares or otherwise. See "Plan of Distribution."

     The selling stockholders acquired the shares from Community Capital on November 13, 2003 in connection with the merger of First Bank of Dothan, Inc ("First Bank") with and into a wholly-owned subsidiary of Community Capital. See "Recent Developments." The selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution."

     Community Capital will not receive any proceeds from the sale of the shares by the selling stockholders. Community Capital has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the shares covered by this prospectus.

     Community Capital's common stock is listed for trading on the Nasdaq SmallCap Stock Market under the symbol "ALBY." On December 17, 2003, the last reported sales price of the common stock reported on the Nasdaq SmallCap Stock Market was $12.75 per share.

     THE SHARES OF COMMUNITY CAPITAL COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRACT IS A CRIMINAL OFFENSE.

                 ______________________________________________

                THE DATE OF THIS PROSPECTUS IS ___________, 2003.

                                  RISK FACTORS


     IF COMMUNITY CAPITAL DOES NOT SUCCESSFULLY INTEGRATE FIRST BANK INTO ITS BUSINESS, COMMUNITY CAPITAL MAY NOT REALIZE THE EXPECTED BENEFITS FROM ITS ACQUISITION OF FIRST BANK.

     Community Capital may encounter unforeseen expenses, as well as difficulties and complications in integrating First Bank's operations with its overall operations. Community Capital expects that it be able to maintain most of First Bank's key customers and personnel and integrate First Bank's systems and procedures with those of Community Capital with a minimal amount of costs and diversion of management time and attention. If Community Capital is unable to integrate First Bank in a timely manner or experiences disruptions with First Bank's customer relationships, the anticipated benefits of the acquisition of First Bank may not be realized and Community Capital's results of operations may be adversely affected.

     THE TRADING VOLUME IN COMMUNITY CAPITAL'S COMMON STOCK HAS BEEN LOW.

     The trading volume in Community Capital's common stock on the Nasdaq SmallCap Market has been relatively low when compared with larger companies listed on the Nasdaq SmallCap Market or other stock exchanges. Community Capital cannot say with any certainty that a more active and liquid trading market for its stock will develop. Because of this, it may be more difficult for you to sell a large number of shares for the same price at which a smaller number of shares may sell.

     THE FINANCIAL SERVICES INDUSTRY IS VERY COMPETITIVE.

     Community Capital's long-term success depends on its ability to compete successfully with other financial service providers. Some of Community Capital's competitors have a broader geographic reach and customer base and greater access to capital markets. As a result, some of Community Capital's competitors may be able to provide a broader range of services to their customers more efficiently than Community Capital can. Community Capital also competes with smaller community banks and investment advisors with strong ties to their local communities. As a result, we could experience difficulty in maximizing our penetration of certain markets.

     CHANGES IN THE INTEREST RATE ENVIRONMENT COULD REDUCE COMMUNITY CAPITAL'S INTEREST MARGINS.

     Community Capital's earnings and financial condition depend to a large degree upon its net interest income, which is the difference between interest earned from loans and securities and interest paid on deposits and borrowings. We cannot predict whether interest rates will continue to remain at present levels. Interest rate spreads may narrow due to changing market conditions and competitive pricing pressures, and this could adversely affect Community Capital's earnings and financial condition.

     REGULATORY CHANGES COULD ADVERSELY AFFECT COMMUNITY CAPTIAL'S OPERATIONS.

     Community Capital and its subsidiary banks are subject to significant levels of regulatory oversight. Regulators have the ability, should the situation require, to place significant operational restrictions on Community Capital and its subsidiary banks. Any restrictions that these regulators impose could affect Community Capital's profitability.

                                   THE COMPANY

     Community Capital is a bank holding company that wholly owns the outstanding stock of Albany Bank & Trust, a national bank, and First Bank of Dothan, Inc., a bank chartered under the laws of the State of Alabama. The banks operate as community banks emphasizing prompt, personalized customer service to the residents and business located in their market areas.

     Albany Bank is located in Albany, Georgia. As of September 30, 2003, Albany Bank's total assets were $131,474,000, representing an increase of $22,288,000 from December 31, 2002. The loan portfolio is the largest earning asset and is the primary source of earnings for Albany Bank. As of September 30, 2003, net loans were $93,490,000, representing a 15.56% increase over the year-end amount. The assets are primarily funded through deposits from customers. As of September 30, 2003, total deposits were $101,218,000, representing a 17.69% increase over the year-end amount. Albany Bank offers a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Albany Bank also provides cash management services, safe-deposit boxes, travelers' checks, direct deposit, automatic drafts, and courier services to commercial customers.

     First Bank is located in Dothan, Alabama. As of September 30, 2003, First Bank's total assets were approximately $26,000,000. The loan portfolio is the largest earning asset and is the primary source of earnings for First Bank. As of September 30, 2003, net loans were approximately $17,700,000. The assets are primarily funded through deposits from customers. As of September 30, 2003, total deposits were approximately $23,500,000. First Bank provides corporate and retail banking services, including checking accounts, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts.

                               RECENT DEVELOPMENTS

     On November 13, 2003 Community Capital acquired First Bank by means of a merger of First Bank with and into Community Capital Interim, Inc., an Alabama corporation and subsidiary of Community Capital formed solely to facilitate the merger, pursuant to an Agreement and Plan of Merger dated as of July 2, 2003 and as amended on August 6, 2003 and September 24, 2003, by and between Community Capital and First Bank. In the merger, Community Capital issued 215,989 shares of Community Capital common stock and delivered $1,872,000 in cash to the former shareholders of First Bank as consideration for all of the outstanding shares of First Bank. Under the terms of the merger agreement, Community Capital agreed to register the shares for resale by First Bank's shareholders. This prospectus forms a part of the registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to the registration provisions of the merger agreement.

                                 USE OF PROCEEDS

     Community Capital will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares. Community Capital will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq SmallCap Stock Market listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock owned by the selling stockholders, as of November 13, 2003, which is the same as the number of shares offered by each shareholder. Each shareholder's beneficial ownership represents less than 1% of the outstanding shares of Community Capital, except for the shares owned by the Estate of Oscar Lantinga, which represent 6.1% of the outstanding shares. Except as described in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with Community Capital or any of its predecessors or affiliates within the past three years. Selling stockholders J.C. Sorrells, W. Malcomb Dunaway, and Levy H. Ward have each been directors of First Bank over the last three years.

               ----------------------------------------------
                                             NUMBER OF SHARES
               NAME OF SELLING STOCKHOLDER    OWNED/OFFERED
               ----------------------------  ----------------
               Estate of Oscar Lantinga               100,867
               Mac & Co                                14,139
               Hubert Jackson                          13,223
               Levy H Ward                             12,801
               Terry Everett                            7,621
               Jimmie W Hayborn                         7,200
               Clarence Manley, Jr                      5,760
               Wallace Cooley                           5,639
               Melody J Downs                           2,962
               Michelle E Downs                         2,960
               Helon Griffin                            2,880
               Jack E Wilkes                            2,880
               Hubert Jackson, Jr                       2,286
               Fred D Frederick                         2,160
               M E Averett                              1,905
               Charlotte Rawlett                        1,728
               Robert L Cox, Jr                         1,440
               Adair W Gilbert                          1,440
               Opal E Haire                             1,440
               Johnnie Henderson                        1,440
               Hudson Office Supply, Inc                1,440
               Hazel M Kistler                          1,440
               W Malcolm Dunaway                        1,440
               Twila Calhoun                            1,349
               George T Morgan                          1,143
               Marty Snell                                959
               Wanda Smith                                876
               Izie K Deshazo                             864
               Thomas W Wilder III                        864
               John L Gheesling                           767
               Jim Lovell & Associates, Inc               767
               K L Upton                                  762
               Joseph L Whatley                           762
               Bennie Beckham                             720
               James W Cook                               720
               Jennifer Durden                            720
               William E Durden                           720
               Maxine V Hurley                            720


                                        2

               ----------------------------------------------
                                             NUMBER OF SHARES
               NAME OF SELLING STOCKHOLDER    OWNED/OFFERED
               ----------------------------  ----------------
               Thurman W May                              720
               Frank Matson                               576
               Walton A. Creamer                          576
               Norma Lantinga                             571
               Betty Smith                                540
               J C Sorrells                               432
               Morris E. Mathews                          432
               Jack Collier                               381
               Nathan Greenberg                           381
               Elizabeth M Hurley                         381
               Tim Reeves, Custodian                      381
               Jack Collier                               350
               Charles I Lay                              236
               Hubert A Jackson, Jr                       228
               ----------------------------  ----------------
               TOTAL                                  215,989
               ----------------------------------------------

     Community Capital does not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. Community Capital has assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

                              PLAN OF DISTRIBUTION

     Community Capital is registering the shares of common stock on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Community Capital. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Pursuant to this prospectus, the selling stockholders may sell or distribute up to 215,989 shares of Community Capital common stock from time to time through dealers or brokers or other agents or directly to one or more purchasers in a variety of ways, including:

     - transactions, which may involve crosses and block transactions, on the Nasdaq SmallCap Stock Market, where the common shares are listed for trading;

     -    privately negotiated transactions;

     -    in the over-the-counter market;

     -    in brokerage transactions; or

     -    in a combination of these types of transactions.

     These transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The selling stockholders may enter into hedging transactions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or others may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions.

     The selling stockholders may enter into option, forward sales or other transactions with broker-dealers or others which may require the delivery to the broker-dealer of the shares. The broker-dealer or other party may then resell or otherwise transfer such shares pursuant to this prospectus and the prospectus supplement. The selling stockholders also may loan or pledge the shares. The pledgee may sell the shares so loaned, or upon a default the pledgee may sell the pledged shares pursuant to this prospectus and the prospectus supplement.

     The selling stockholders may also transfer shares that it owns by gift, and, upon such transfer, the donee would have the same right of sale as the selling stockholders.

     The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Any broker-dealers that act in connection with the sale of shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Community Capital has agreed to indemnify the selling stockholders against specified liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

     If a selling stockholders is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

     Upon Community Capital being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of the selling stockholders and of the participating broker-dealer(s);

     -    the number of shares involved;

     -    the initial price at which the shares were sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -    other facts material to the transactions.

In addition, upon our being notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered by this prospectus has been passed upon for Community Capital by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from Community Capital's Annual Report on Form 10KSB for the year ended December 31, 2002, have been audited by Mauldin & Jenkins LLC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           WHERE YOU CAN FIND MORE INFORMATION ABOUT COMMUNITY CAPITAL

     This prospectus is part of a registration statement on Form S-3 that
Community Capital filed with the Securities and Exchange Commission.   Some
information in the registration statement has been omitted from this prospectus in accordance with SEC rules. Community Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy the registration statement as well as reports, proxy statements and other information Community Capital has filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. Community Capital is also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq SmallCap Stock Market under the symbol "ALBY." Reports, proxy and information statements and other information concerning Community Capital may be inspected at The Nasdaq SmallCap Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

     The SEC allows Community Capital to "incorporate by reference" the information Community Capital has previously filed with it, which means that Community Capital can disclose important information to you by referring you to those documents. All information that Community Capital has incorporated by reference is available to you in accordance with the above paragraph. The information incorporated by reference is considered to be a part of this prospectus, and information that Community Capital files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. Community Capital incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

     The following documents Community Capital has filed with the SEC are incorporated by reference in this prospectus:

     1.   Annual Report on Form 10KSB for the fiscal year ended December 31,
          2002;

     2.   Current Report on Form 8-K filed with the SEC on November 6, 2003;

     3. Quarterly Report on Form 10QSB for the quarter ended September 30, 2003 and filed with the SEC on November 14, 2003;

     4. Quarterly Report on Form 10QSB for the quarter ended June 30, 2003 and filed with the SEC on August 14, 2003;

     5. Quarterly Report on Form 10QSB for the quarter ended March 31, 2003 and filed with the SEC on May 15, 2003, as amended on May 21, 2003;

     6. Description of Community Capital's common stock set forth in its registration statement on Form 8-A filed with the SEC on February 2, 1999.

     Community Capital will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David J. Baranko, Chief Financial Officer, Community Capital Bancshares, Inc., 2815 Meredyth Drive, Albany, Georgia 31707, telephone (229) 446-2265.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses incurred in connection with the shares of Common Stock being registered hereby, other than underwriting discounts and commissions:

SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . $  223
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .  -
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . $5,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -
                                                                       ------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $5,223
                                                                       ======

     The foregoing items, except for the SEC Registration Fee, are estimated.

ITEM 15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Community Capital's bylaws contain indemnification provisions that provide that directors and officers of Community Capital will be indemnified against expenses reasonably incurred by them if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that Community Capital may indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Community Capital, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the stockholders or independent legal counsel in each specific case.

     Community Capital may also provide for greater indemnification than that set forth in its bylaws if it chooses to do so, subject to approval by Community Capital's stockholders. Community Capital may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director's liability for monetary damages, as described below. Community Capital may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not Community Capital would have had the power to indemnify against such liability.

     In addition, Article 11 of Community Capital's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to Community Capital and to the stockholders of Community Capital for breach of a duty as a director. There is no elimination of liability for:

     (a) a breach of duty involving appropriation of a business opportunity of Community Capital;

     (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

     (c) a transaction from which the director derives an improper material tangible personal benefit; or

     (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     The Articles of Incorporation do not eliminate or limit the right of Community Capital or its stockholders to seek injunctive or other equitable relief not involving monetary damages.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

  4.1     Form of Common Stock Certificate (incorporated by reference to Exhibit
          4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, Registration No. 333-68307, filed with the SEC on February 2, 1999).

  5.1     Opinion of Powell, Goldstein, Frazer & Murphy LLP.

  23.1    Consent of Mauldin & Jenkins, LLC.

  23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).

  24.1    Power of Attorney (included on Signature Page).

  99.1 Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc., dated as of July 2, 2003. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the SEC on July 7, 2003).

  99.2 First Amendment to the Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc. dated August 6, 2003. (incorporated by reference to Exhibit 10.15 to the Registrants Quarterly Report on Form 10QSB for the quarterly period ending June 30, 2003, filed with the SEC on August 14, 2003.

  99.3 Second Amendment to the Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc. dated September 24, 2003.


ITEM  17.     UNDERTAKINGS.

     (a) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     (b)     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (I) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Georgia, on the 15th day of December, 2003.

                                  COMMUNITY CAPITAL BANCSHARES, INC.

                                  By: /s/ Robert E. Lee
                                      ---------------------------------
                                          Robert E. Lee
                                          President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ROBERT E. LEE and DAVID J. BARANKO, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign any related registrations statements pursuant to Rule 462 (b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, for their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities on December 15, 2003:

Signature                               Title                   Date
---------                               -----                   ----


/s/ Robert M. Beauchamp      Director                     December 15, 2003
---------------------------
Robert M. Beauchamp


/s/ Bennett D. Cotten, Jr.   Director                     December 15, 2003
---------------------------
Bennett D. Cotten, Jr.


/s/ Glenn A. Dowling         Director                     December 15, 2003
---------------------------
Glenn A. Dowling


                             Director
---------------------------
Mary Helen Dykes

/s/ Charles M. Jones, III    Chairman of the Board        December 15, 2003
---------------------------  and Chief Executive Officer
Charles M. Jones, III


/s/ Van Cise Knowles         Director                     December 15, 2003
---------------------------
Van Cise Knowles


/s/ C. Richard Langley       Director                     December 15, 2003
---------------------------
C. Richard Langley


/s/ Robert E. Lee            Director and President       December 15, 2003
---------------------------  (Principal Executive
Robert E. Lee                Officer)


/s/ Corinne C. Martin        Director                     December 15, 2003
---------------------------
Corinne C. Martin


/s/ William F. McAfee        Director                     December 15, 2003
---------------------------
William F. McAfee


/s/ Mark M. Shoemaker        Director                     December 15, 2003
---------------------------
Mark M. Shoemaker


/s/ Jane Anne D. Sullivan    Director                     December 15, 2003
---------------------------
Jane Anne D. Sullivan


/s/ John P. Ventulett, Jr.   Director                     December 15, 2003
---------------------------
John P. Ventulett, Jr.


/s/ Lawrence B. Willson      Director                     December 15, 2003
---------------------------
Lawrence B. Willson


/s/ James D. Woods           Director                     December 15, 2003
---------------------------
James D. Woods


/s/ David J. Baranko         Chief Financial Officer      December 15, 2003
---------------------------  (Principal Financial and
David J. Baranko             Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

  4.1     Form of Common Stock Certificate (incorporated by reference to Exhibit

  4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, Registration No. 333-68307, filed with the SEC on February 2,
          1999).

  5.1     Opinion of Powell, Goldstein, Frazer & Murphy LLP.

  23.2    Consent of Mauldin & Jenkins, LLC.

  23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).

  24.1    Power of Attorney (included on Signature Page).

  99.1 Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc., dated as of July 2, 2003. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the SEC on July 7, 2003).

  99.2 First Amendment to the Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc. dated August 6, 2003. (incorporated by reference to Exhibit 10.15 to the Registrants Quarterly Report on Form 10QSB for the quarterly period ending June 30, 2003, filed with the SEC on August 14, 2003).

  99.3 Second Amendment to the Agreement and Plan of Merger by and between First Bank of Dothan, Inc. and Community Capital Bancshares, Inc. dated September 24, 2003.